Exhibit 99.1

Interleukin Genetics to Wind-Up and Pursue a Plan of Liquidation

Will begin process of delisting and deregistering

WALTHAM, Mass, - July 24, 2017 – Interleukin Genetics, Inc. (OTCQB: ILIU) today announced the adoption of a plan to wind-up and liquidate the Company subject to shareholder approval via a Proxy Statement with a special meeting of the Shareholders to be held sometime in early August. In an effort to preserve capital for shareholders and the satisfaction of debtors, the Company will begin the process of delisting under Section 12(b) of the Securities Act and deregister its issued stock under Section 15(d) of the Securities Act.

“While this decision was extremely difficult, the Company has fully pursued and vetted all other options,” said Mark Carbeau, Chief Executive Officer. “We believe this path provides the best opportunity to provide payments to our outstanding debtholders and, if any, to shareholders. We are hopeful that our technology will continue to benefit patients through further development by acquirers.”

Further, the Company today accepted the resignation of five of its Directors: Lionel Carnot, Kenneth Kornman, Joseph Landstra, William Mills and James Weaver; and Officers: Mark Carbeau, Stephen DiPalma and Kenneth Kornman; and the appointment of Barry Kallander of KallanderGroup, Inc. as Director and President, Secretary and Treasurer. KallanderGroup specializes in an Orderly Sale Process, which provides a timely and cost-effective approach to the sale of substantially all of a company’s assets with the goal of yielding the highest return absent the costs of judicial proceedings.

The Company announced on July 3, 2017 that is was reducing its workforce by 63% in an effort to preserve capital and was “evaluating all strategic alternatives, including the potential sale of the company or any or all of its assets, another business combination or collaboration, and/or an orderly wind down and liquidation of the Company.”

As of July 21, 2017, the Company had cash on hand of approximately $484,000. Management believes its principal assets are its CLIA certified laboratory operations and its intellectual property relating to the ILUSTRATM program, cardiovascular disease test, osteoarthritis test and the Inherent Health® tests.

Total indebtedness was approximately $5.6 million, including secured debt obligations of approximately $4.9 million, accounts payable and contractual severance obligations. As a result of the restructuring, the Company expects to incur aggregate expenses of approximately $245,000 consisting of cash severance payments and accrued vacation payments and costs associated with suspending its testing programs.

As a result of these developments, the Company will not be able to file its quarterly report on Form 10-Q for the quarter ended June 30, 2017 and the Board has directed that the Form 10-Q not be filed in order to preserve capital for the satisfaction of debts and shareholders.

About Interleukin Genetics, Inc.

Interleukin Genetics, Inc. (OTCQB: ILIU) develops and markets proprietary genetic tests for chronic inflammatory diseases and health-related conditions, with significant expertise in metabolism and inflammation. Our tests provide information that is not otherwise available, to empower individuals and their healthcare providers to manage their health and wellness through genetics-based insights and actionable guidance, including pharmacogenomics information to guide development and use of therapeutics. Interleukin Genetics’ lead products include our proprietary cardiovascular test to guide treatment of high risk patients; our proprietary ILUSTRA Inflammation Management Program; and its Inherent Health® line of genetic tests. Interleukin Genetics is headquartered in suburban Boston and operates an on-site DNA testing laboratory certified under the Clinical Laboratory Improvement Amendments (CLIA). For more information, please visit www.ilgenetics.com.

Investor Relations Contact:

Barry Kallander

KallanderGroup, Inc.

barry@kallandergroup.com

(978) 562-0767